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                                                                    EXHIBIT 99.1


SunTrust Banks, Inc. P.O. Box 4418 Center 645 Atlanta, Georgia 30302-4418


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 16, 2002

Ladies and Gentlemen:

This will confirm that SunTrust Banks, Inc. (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the audit.


Very truly yours,

/s/ William P. O'Halloran
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William P. O'Halloran
Senior Vice President and Controller